Exhibit B

Transactions In Shares By Accounts Advised By Fairholme Capital Management, L.L.C.

Date	Action	Shares	Price
3/10/2026	SELL	1,000	$ 71.11
3/17/2026	SELL	21,100	$ 72.22
5/5/2026	SELL	189,200	$ 65.78
5/6/2026	SELL	163,600	$ 65.78
5/7/2026	SELL	52,800	$ 65.33